Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2022

January 26, 2023  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Casey Alexander	Compass Point Research & Trading, LLC,
Greg Peters	Raymond James & Associates
Mark Dwelle	RBC Capital Markets LLC
Matt Carletti	JMP Securities LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.

RLI CORP.

Moderator: Aaron Diefenthaler

January 26, 2023

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Fourth Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

During the call, RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities.

Additionally, operating earnings and operating EPS exclude equity and earnings of Maui Jim and related taxes due to the sales of RLI's investment. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, Drew. Good morning, everyone. Thanks for joining us to close out 2022 with RLI's fourth quarter earnings call. Participating with me are Craig Kliethermes, President & CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. Todd will kick things off with the financial results for the quarter. Craig and Jen will offer some commentary on current market conditions, our product portfolio, and possibly reinsurance, just a guess there. After our prepared remarks, we will take your questions, and Craig will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron. Good morning, everyone. Yesterday, we reported fourth quarter operating earnings of $1.53 per share, with both underwriting and investments contributing. Overall, we posted a combined ratio of 82.1% for the quarter and experienced continued top line growth, which was up 14% in the quarter. On a full year basis, gross premiums written increased 16%, and we posted an 84.4% combined ratio marking our 27th consecutive year of underwriting profitability.

Investment income advanced nearly 60% in the quarter and closed the year up 25%. Reinvestment rates moved higher as did our invested asset base, driven largely by funds received from the sale of Maui Jim. Operating cash flow was negative for the quarter. As we paid $116 million in taxes on the gain from the sale of Maui Jim. This amount is included as a reduction to operating cash flow, while the cash proceeds received from the sale were reflected as cash flow from investing in the third quarter.

Apart from this nuance, operating cash flow was very similar to last year on both a quarter and year-to-date basis. Realized losses of $3 million in the quarter were the result of adjustments to Maui Jim's pre-closed financials, which increased our equity in Maui earnings and correspondingly decreased our realized gain recorded on the sale. This adjustment had no impact on net earnings.

For equity securities, changes in unrealized gains and losses reflects a $34 million gain in the quarter as the market rallied to close the year. As mentioned on prior calls, large movements in equity prices between periods can have a significant impact on net earnings, which you can see in the comparative quarterly and year-to-date results. Craig and Jen will talk more about the market and premium in a minute. But at a high level, all 3 segments experienced growth as we continue to benefit from favorable market conditions in most areas of our business.

From an underwriting income perspective, the quarter's combined ratio was 82.1% compared to 80.7% a year ago. Our loss ratio increased 2.6 points due to higher weather-related losses. In the quarter, we incurred $8 million in storm losses, $7 million in Property and $1 million in Casualty from a number of many storms. At the same time, we reduced our estimate of net losses from Hurricane Ian by $2 million, which is now at the bottom of our initial range estimate.

Claim volume and severity has come in below initial expectations for the storm, which occurred very late in the third quarter. From a prior year's perspective, we continue to benefit from favorable reserve development. Casualty posted $14 million of favorable loss emergence with contributions from a number of product lines. Property posted $4 million in favorable emergence due largely to reductions in reserves for prior year storms. In addition, we experienced improvements in the current year's underlying loss ratios for both Property and Casualty. Year-to-date, Property’s underlying loss ratio declined 4 points compared to last year due to lower attritional losses in both inland marine and commercial fire, while Casualty’s declined 1 point aided by a shift in business mix and overall rate increases.

Moving to expenses. Compared to last year, our quarterly expense ratio decreased 1.2 points to 40.3%. On a full year basis, our expense ratio declined 0.8 points to 39.5%. Both results are reflective of improved leverage on our expense base as net premiums earned continued to grow.

Turning to investments. Total return performance improved and came in at 2.3% during the fourth quarter and minus 11.5% for the year. Without question, it was a difficult year for the markets. But as a long-term investor, we are encouraged by stabilizing equities and higher bond yields, which are accruing to investment income. In the quarter, we continued to invest in high-quality bonds with incremental cash flow and have yet to pivot for a riskier assets. Apart from a short-lived short-term portfolio associated with the Maui Jim proceeds, new money yields continue to exceed 4%.

Moving to other investments. We recorded $7 million in investee earnings in the quarter with Maui Jim contributing $3 million and Prime posting $4 million. The result for Maui was due to the true-up of pre-close financials, as mentioned previously. This adjustment had no impact on net earnings for the quarter as realized gains were reduced by an equal amount. As noted in the press release, we have excluded earnings from Maui Jim from operating earnings. As such, this adjustment did not affect those earnings either.

On a year-to-date basis, investee earnings are down significantly due largely to transaction-related expenses incurred by Maui Jim from the Company's sale. As a reminder, we received $687 million in exchange for our shares in Maui Jim in the third quarter. Final proceeds remain subject to customary post-closing working capital and other adjustments. We expect most of that adjustment process to conclude during the first half of 2023 and could modestly increase this amount.

For 2022, our net earnings with realized gains, investee earnings, taxes and other sales-related amounts reflect $434 million or $9.49 per share from the sale of our minority investment. The combination of solid underwriting investment results took book value per share to $25.89 up 25% from year-end 2021, inclusive of dividends. This growth benefited from the gain associated with the sale of Maui Jim, a portion of which was returned to shareholders via a $7 per share special dividend in December. All in all, a very good quarter and a strong finish to the year. And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes: Well, thank you, Aaron, and Todd, and good morning, everyone. As Todd mentioned, we finished the year with continued momentum, reporting excellent underwriting results and double-digit growth for the quarter. 2022 marks our 27th consecutive year of underwriting profit from both a net and gross basis. We've now benefited from back-to-back years of top line growth in excess of 15% and another year of rate increases in excess of underlying loss trends across the Property and Casualty segments. This has resulted in very good returns that we are pleased to report to our shareholders. Our underwriters have been able to grow almost all of the products within our portfolio, but there are a few pockets where we still face stiff competition.

A hard reboot in the reinsurance market, continued multifaceted inflation and weakened balance sheets should provide a stronger backbone to the industry's underwriting discipline and be supportive of more firming. Assuming the competitive environment responds rationally, we anticipate rate increases and disruption that should create new opportunities for profitable growth. We've already seen additional improvement in price, terms and conditions in the Property market at the end of 2022.

Over the last decade, we've been able to access low attaching earnings protection from high-quality reinsurers at favorable prices. At each reinsurance renewal, we evaluate the risk-reward equation carefully, using our actuarial team and reinsurance brokers to inform decision-making. Given our conservative balance sheet, diversified portfolio of specialty products and underlying profitability, we have always retained the optionality to take more net where the expected reinsurance ceded margins exceed a fair return.

We believe the cost of property reinsurance increased beyond that point at 1/1. As a result, we adjusted our retentions and co-participations accordingly and are comfortable with our new reinsurance structure. We remain optimistic about the expected underlying profitability of our portfolio. We believe we are in a strong position to capitalize on the disruption that we expect to ensue. I will turn it over to Jen, who will provide more detail on the quarterly results and the reinsurance placements made on Monday morning.

Jen Klobnak: Thank you, Craig. From a product portfolio standpoint, the Property segment led our top and bottom line for the quarter. Premium grew by 40%, while underwriting profit increased 61% with all major sub-products contributing. Premium in our E&S property book grew by 54%, including material rate increases for all coverages. The hurricane rate increase was 29% for the quarter and has been accelerating throughout 2022. We believe this trend will continue given the disorderly market conditions that are further supported by increased reinsurance costs.

I'll provide more detail on our reinsurance renewals towards the end of my comments. It's worth noting that our E&S property division achieved both a gross and net underwriting profit for the year, notwithstanding our second largest natural catastrophe loss in RLI history. Our Marine Products Group also exhibited strong growth, with premium up 17%, including a 6% rate change for the quarter. Marine is now a consistent contributor to our bottom line, and this quarter was no exception. They experienced very little loss activity in the quarter, and their growth over time has helped right-size their expense ratio.

Finally, our Hawaii Homeowners products grew premium by 17% due to our local underwriters’ efforts. The Hawaii team is committed to providing responsive service, which has helped us win new accounts. Overall, we are very pleased with the property segment's 62% combined ratio for the quarter.

Turning to the Surety segment. Premium was up 5% in the quarter, which was split between contract and commercial surety. Contract surety premium continues to experience a lift from inflation and the cost of construction projects and increased public spending on infrastructure projects. We also won some new accounts through our active marketing efforts. Commercial surety experienced growth by expanding both existing and new account relationships. Surety produced an underwriting profit with very little loss activity in the quarter. We continue to carefully pursue growth opportunities while monitoring the financial results of our principles closely given the evolving economic environment.

The Casualty segment's premium grew by 4% in the quarter despite some headwinds. The public D&O market is under pressure. We exited accounts with unreasonable changes in terms and conditions and provided a 9% rate decrease on our renewals. The exit from cyber liability and reps and warranties business also affected the quarter-over-quarter premium comparison. Excluding this premium reduction and impacting our executive products group, the Casualty segment would have grown 10%.

Energy Casualty is another area in which we are retrenching, specifically in excess layers. We wrote almost $14 million of excess energy liability business in the 2022 calendar year that will be run off throughout 2023. Our Transportation business unit grew 13% in the fourth quarter although we are seeing a lot of competition in the truck market. Rates increased 8% in the quarter, driven by public and specialty commercial auto, which are experiencing more stable market conditions. Personal umbrella was up 16% as we continue to collaborate with our production partners to improve our processes and better meet customer needs. The personal umbrella market continues to be disruptive as many of our competitors for standalone umbrella have significantly reduced their appetite or left the space altogether.

E&S casualty grew premium by 7% with more opportunities available outside of the competitive New York City construction market. Rate increases in excess liability business were 8% for the quarter. When looking at bottom line results, I also have to mention our professional services and small commercial group. This product group is in a fairly stable environment and has been quietly growing. Premium increased 9% for the quarter, and they achieved a very good combined ratio. This group supports the construction industry on an admitted basis and covers classes of business ranging from architects to small to midsized contractors. The expertise we've developed in underwriting and claim handling over time continues to meet the needs of our customers.

Now I'll turn your attention to our reinsurance purchase on January 1. We renewed about 2/3 of our reinsurance coverage this month. The reinsurance market changed abruptly in the fourth quarter. Casualty treaty coverage renewed as expiring with rate change estimated at flat to up 15% on a risk-adjusted basis, depending on the line of business. We increased co-participations marginally to balance the increased retention that I'll talk about in our Property business. I would describe the Casualty reinsurance market as orderly compared to the Property and Catastrophe renewals.

As our Property per-risk treaty has been loss impacted over the last few years, we renewed it with an estimated 40% risk-adjusted rate increase and increased the first dollar retention to $2 million. We renewed our Catastrophe treaty with a roughly 45% risk-adjusted rate increase and an increase in first dollar retention from $25 million to $50 million. Coverage is similar to expiring, including renewing our expiring reinsurance treaty limits for wind coverage and adjusting our limit for earthquake to match our exposure.

We have the advantage of writing almost all critical CAT risk on E&S paper. Which means we can adjust rates and terms and conditions very quickly. Throughout the latter half of 2022, we had already been tightening terms and conditions, reducing commissions, and increasing our benchmark pricing on property CAT business, anticipating the increase in reinsurance costs. We have been writing catastrophe insurance for about 40 years. The last time we materially increased our catastrophe retention was in 2007. Since that time, our property segment's premium has grown over 140%. Our consolidated premium has more than doubled and shareholders' equity has grown over 50%. But we maintained our retention because the economics made sense. Our reinsurance strategy going forward will primarily focus on buying traditional reinsurance from financially secured partners who support concurrent terms and have a high regard for our business model and disciplined underwriting. We will supplement this support with additional capital sources to replace the reinsurers who have become less relevant and commoditize their role. We will continue to assess our reinsurance purchases to maintain a balance in the risk/reward economics. Given the increase in costs at January 1, we anticipate further rate increases on our primary business and believe the E&S Property market remains attractive. With that, I will turn the call back over to Craig.

Craig Kliethermes: Well, thank you, Jen. A great quarter and another year of differentiating underwriting results. We believe we are in-depth risk managers. The proof is ultimately determined by results. Each day, we seek better ways to be the most profitable, diversified portfolio of specialized products in our industry while meeting the risk transfer needs of our customers. We do this by adapting and reoptimizing our portfolio and weighing opportunities subject to the constraints we control and those we operate within.

We will continue to serve our customers' needs with a focus on stability and consistency. We will work to grow our businesses that are profitable, invest in new and existing businesses that provide opportunity, and from time to time, rehabilitate or exit the few products that may require. Our ability to be agile and adapt to the market environment is reflected in the 27 consecutive years of underwriting profit we have delivered to shareholders.

The engine of our success is founded in the 1,000 associate owners who show up every day focused on the long-term success of their company with a vested interest in delivering the best outcomes for our customers and our shareholders. I want to thank all our RLI associate owners for another tremendous effort in 2022 and for taking care of our customers with their specialized knowledge and expertise, outstanding service, stable appetite for risk transfer and deep relationships that are forged and reinforced over a long period of time. Now I'll turn it back to the operator, who will open it up for questions.

Operator: [Operator instructions] Our first question today comes from Greg Peters from Raymond James.

Greg Peter: Can we go back to the discussion on the reinsurance renewal for 01/01/23. I believe the retention has moved up to $50 million. Can you give us a sense? I know things have changed, but how that would have affected with the higher retention, the reported CAT loss on a net basis for '22 and '21 had you had that higher retention.

Jen Klobnak: I'll have a look back to '21. This is Jen, by the way. But I can tell you for Ian, it was probably $10 million to $25 million of additional net loss depending on -- which -- underlying treaties were triggered. So that's a rough estimate.

Todd Bryant: The other thing, Greg, to note there, and I think you would think we could just put a square number to it. But as Jen mentioned, we range it because you don't know how some of those property per risk treaties will play in. The other thing to really think about from a rate increase that we have gotten and are continuing to get, there's a lot more dollars in that Property bucket that play well as far as the total underwriting results there from the segment.

Greg Peter: I understand. That makes sense. Can we pivot just given the reserve development? I know you commented about prior year development and your view on accident year loss ratios. I'm just curious some of the numbers you reported sort of are counterintuitive just because of all the inflationary pressures we've heard about. What's your -- when you think about specifically the Casualty and Property segment, what's your view on sort of a loss pick -- accident loss pick assumptions in '23 versus where they were in '22, et cetera?

Todd Bryant: This is Todd, Greg. I think really the items you mentioned, whether we want to call it inflation or social inflation, what you read about out there, that certainly influences our actuarial view. I think you'll see it really in '22 and normally, that you're going to see it in a year. I think we've talked about that, and Craig mentioned too, from a loss cost trend standpoint. We do believe it's adequate in total and really in most areas. But I know we've talked before as well that our actuaries they're going to weigh all that in. They're going to typically take the longer-term trends, but they are influenced in periods, shorter periods of uncertainty or inflation, other factors or where short-term trends are a bit higher, that's going to influence the initial booking ratio. It can also influence how long we hold on to those initial picks and potentially extend loss reporting period. So all those things factor in to the actuarial view, whether it be on Casualty or our other segments. There is an influence there.

Greg Peter: Okay. Thanks for that color. I guess -- and just as a follow-up -- well, another question that would be my last question. We just -- now that your Property CAT program has renewed, what's -- is it changing sort of your strategy as it relates to growing your Property business? Or does it reinforce the strategy you have in place? Or how does this -- how does the reinsurance -- the increased retentions change sort of the matrix of RLI as we think about '23 and '24. That's my last question.

Jen Klobnak: Sure. Thanks, Greg. This is Jen. I would say that our catastrophe strategy is constantly evolving. So things that are in that space are happening all the time, whether there are events or no events can impact how you're approaching that segment and various costs driving that business as they range over time as well. So this latest chapter, we are revisiting and have revisited throughout 2022, as we anticipated some change in the reinsurance market. And Ian, of course, provided something to talk about. And so that also had us looking at what we need to do throughout 2022. We had been increasing rates throughout the year, and we anticipate that, that trend is likely to continue.

We've honed in on terms and conditions, watching deductibles, co-insurers, things of that nature to make sure that we are properly covering the exposure but also sharing the loss with our insureds where that makes sense, depending on all of the factors that drive the outcome. So part of it is premium, but part of it is coverage as well. So you have to see how all that kind of comes together. So going forward, it's going to be similar to before, we're going to be very active. If an event happens and helping our insurers during that time,  boots on the ground, which is what we've emphasized a lot in 2022. That gives us really the best sense of what's needed in that market and how we need to continue to evolve. That's really the best input is from our insureds and also our producers to some extent as well. So I would say we're not intending to grow exposure significantly in 2023. We're looking more to optimize what we have on the books. And so that's reflected in the fact that we did not buy additional reinsurance limit on January 1. So we'll work within the capacity we have at this point in time and continue to have really attractive returns, hopefully on that portfolio.

Operator: Our next question today comes from Casey Alexander from Compass Point.

Casey Alexander: I have 2 questions regarding the property. One is with the increased rates, but also the increased retention, is it reasonable to think of more seasonal volatility of your earnings stream with higher margins in non-CAT quarters and obviously a little more impact in CAT quarters? And then as a follow-up to that question, we've heard -- tell of potentially more capital coming back to the market in the June reinsurance renewal period. If some of that seems reasonable, does that provide you an opportunity at the June renewal period to add on some additional coverage that might cover some of the increased retention that you've taken down at this point in time.

Craig Kliethermes: So this is Craig. I'm going to jump in here, although I think Jen is fully capable to answer the question. But the -- I mean, certainly, there'll be a little more volatility. I mean, although I would argue there's a lot more premium that's going to be -- that's going to offset some of that volatility. So we're going to a lot more premium in the pool. So from a ratio standpoint, I'm not sure that you're going to create a lot more volatility from a seasonal standpoint. But certainly, there will be more by raising your retention.

To answer your second question, absolutely, we -- will we be open to adapting our strategy, as Jen says, it changes every day, the depths to the constraint that we have. If there's opportunity for capital to reenter the market or come back to the market and realize that the rates are a little bit above what we believe were fair. Certainly, we would take advantage of opportunity. We think there's going to be plenty of opportunity out there.

So as Jen mentioned, we optimize their portfolio, we're going to have -- I mean, we're going to have a lot of options in regards to what we want to write, what we don't want to write. We've already seen that, by the way, in the last couple of months of 2022. We expect to continue to see that. And if you recall last year, just to your point, I mean, we added capacity during the year as we saw there was opportunity. If we continue to see the opportunity and acquire that capital at a reasonable price, we would certainly take advantage of it.

Jen Klobnak: Yes. And I'll just add, if I can. If you think about volatility, we did retain a little bit more on the Casualty side, too, and we'll continue to evaluate that through the year or we renew other reinsurance coverage. The point being, we have a very diverse product portfolio. And while a lot of our products being very well on a consistent basis, there are some that have a miss, one quarter or another. And the diversity of our portfolio steps in, and has produced very good results overall.

So if you look at our results over the 27 years, there are segments that have had an underwriting loss in one of those years, but the other segment stepped up and provided us a nice underwriting profit on a gross basis for those years. So I think that diverse portfolio is really a big plus for us, and I would point to that a little bit to answer your volatility questions.

Casey Alexander: Secondly, there was a fairly large increase in your NII, and I heard your comment that some of that may have come from investing short-term proceeds from Maui Jim. Do you have a number that is more of -- reflective of a recurring NII rate? I mean, how much should we strip out of that $28 million that was sort of bonus money that came before you paid out the dividend and the taxes?

Aaron Diefenthaler: Yes. Casey, it's Aaron. I'll take that one. Yes, fortunately, short-term rates were higher than they've been in a long period -- over a long period of time. And cash actually has a return on it these days, which did help us in the quarter. It probably represents about $4 million of kind of bonus investment income in the quarter from those short-term proceeds that were invested very quickly after we receive them on 9/30.

Operator: Our next question today comes from Meyer Shields from KBW.

Meyer Shields: One quick question and one maybe bigger picture. On the quick side, Todd, if I didn't mishear, you talked about adjusting the accident year picks Casualty and Property, but not Surety, which had a phenomenal underlying loss ratio. Did I just miss here? Or is there something else going on in Surety?

Todd Bryant: Nothing else going on, Meyer. I mean, I think we're being cautious there, certainly given the economy and that type of thing. I mentioned specifically Property because it was larger on the current accident year, if you will, the 4 points. And Casualty, just because it is a much bigger book and certainly weighs in on things there. But nothing unique on the Surety side, no.

Meyer Shields: Okay. Fair enough. And then I'm thinking about Jen's comments about may be sort of the overall exposure base in Property. And I'm wondering whether when you look back the portion of excess capital that you retained from the Maui Jim's proceeds, looking back, does that seem like it was the right amount now that you have further clarity on reinsurance.

Jen Klobnak: This is Jen again. With our diverse portfolio, we kind of look at the entire portfolio as we evaluate our capital adequately. And I would say, given the growth of our portfolio over the last few years, in particular, you think about what drives the need for capital, that additional capital really does support the current and some near-term growth that we think could happen in the future.

Craig Kliethermes: And Meyer, just to add, let me help here too. I mean, I do think that retain that amount of capital gave us the flexibility to -- and the options that we talked about is increasing co-participations and retentions that gave us some flexibility in regards to what we want to do. I think we didn't want to be totally at the mercy of the reinsurance market, given the abrupt change in appetite result. So I don't know if we actually use all that, but it gave us the flexibility.

Operator: Our next question comes from Mark Dwelle from RBC Capital Markets.

Mark Dwelle: Yes. I guess continuing on the reinsurance theme, as you correctly prognosticated. When you think about trying to pass along your 40% rate increase to customers on renewal business on Property and CAT-exposed business. I mean, what does that amount to sort of a 20% or 25% rate increase that your customers would need to take in order to match the increase that you've paid?

Jen Klobnak: Well, so this is Jen. I would say we've already built in some rate increase throughout 2022, anticipating this cost. And I'd like to take a moment to talk about our customers. So as we look at our renewal process, we quote it 30 to 60 days out so that we can help our insurers manage their business. So they've got a lot of increased costs already. They've got increased employee costs. They have, in some cases, increased gas and transportation costs, all kinds of costs that are going up were one component of their business. And we try to help manage their ability to save business by not taking too drastic of actions.

In contrast, I would say the reinsurance market acted a little more quickly on their change in both attempted change in coverage as well as cost. And so it's difficult to turn on a dime and pass that along, nor is it really something you want to do when you're trying to be very consistent in the primary market. So we'll continue to push on each renewal what make sense. I mean we are individually underwriting this business, but particularly in the state of Florida, for example.

So as the business comes in, we're looking at all the details of that exposure and that location and the various dynamics in that area to understand what had changed from the prior year. And yes, our costs have gone up. So yes, we will increase costs to some extent. But we're going to try to manage it over time so that our insurers can continue to be insurance. The danger of this abrupt change is that the insurance marketplace actually decreases because people will attempt to buy less coverage or less limit. And once they start doing that, that's never going to come back. And that's a shame for the industry because then the opportunity decreases. So in partnership with our brokers who are accepting a little bit less commission, we're able to provide that change in coverage and turn a little more gracefully to our insurers.

Craig Kliethermes: I mean I would just add to that, but...

Mark Dwelle: That was actually going to be my...

Craig Kliethermes: Adjustments to our -- well, I was just going to add, Mark, but just in addition, we did after updating our benchmark pricing for the additional reinsurance costs. I mean we still believe that our business is priced above our benchmark pricing to hit a targeted return. It doesn't mean we're not going to try to get more rate and pass some of this along, but we also want people to be comfortable that we believe current market pricing is still in excess of what we think what our benchmark pricing is. So a lot more of the market.

Mark Dwelle: I mean, that's helpful. And to Jen's comment, I mean, was actually going to sort of be my next question was, are you seeing any evidence that customers are basically doing what you did in raising retentions and lowering -- changing their limits strategy such that -- I mean I know from your perspective, you might be getting whatever a 20% rate increase, but in fact, the actual amount of premium growth would be considerably smaller than that. Are you seeing that behavior yet? Or that's something that we would anticipate over '23?

Jen Klobnak: Yes, Mark, we are seeing that particularly in Florida, where insurers are buying full limit coverage for their fire exposure but not for the wind exposure. And they have to work with their banks or their mortgage providers to make sure that, that all passes muster, but that is something that we're witnessing starting to creep into this environment.

Mark Dwelle: That's definitely consistent with some comments that one of the insurance brokers made earlier this week. Was there something you were adding, Craig, I'm sorry?

Craig Kliethermes: Obviously, deductibles are certainly increasing on a percentage basis, so I mean the minimoumt deductibles are increasing pretty much across the market, not just us.

Mark Dwelle: Okay. You had mentioned in the comments that you were pulling back from some of the cyber liability business. Is that something you can quantify in terms of how many dollars of annual premium run rate that had been just really to run rate what the outlook would be for the upcoming year?

Jen Klobnak: Sure, Mark. We actually exited that business in the -- during the fourth quarter last year. So this was the year of runoff, which we've just completed for large account cyber facility. Yes, no problem.

Mark Dwelle: I had that confused. My mistake. And changing gears over on the investment side, I feel almost all obliged to ask Craig, what he's going to do with the Maui Jim proceeds even though I already know the answer because I've been asking it for a year now. But I guess that's what I'm going to ask is, are you still considering or evaluating other equity investee opportunities? Or is that something that your content with just the Prime business and if an opportunity falls in your lap, you look at it, but you're not really seeking anything there?

Craig Kliethermes: I'll say something, maybe Aaron will join in. But I mean certainly always looking for opportunities. Every day, we look for opportunities. So we find a good opportunity for an investment and that we would take advantage of that. So...

Aaron Diefenthaler: I'll only add, Mark. Old habits die hard, I guess, in asking those questions around Maui Jim proceeds. We are investing every day, general account assets of the company. And the Maui Jim situation going all the way back to the mid-'90s was a very unique situation for us, definitely. So we tend to look at a lot more things, as Craig mentioned, a little closer to home, I'll call them, in terms of in our space or around our space, but we do look a lot.

Operator: Our next question comes from Matt Carletti from JMP.

Matt Carletti: Apologies in advance for another reinsurance question, but can you help us just with maybe the question is kind of how did the dollar spend change on the Property side? I mean I know rates went up 40%, 45% across the 2 treaties. But obviously, you're retaining a lot more of the most expensive layers. So as we think about kind of gross net retention, like what sort of order of magnitude or dollars, if you can, might the dollar spend change there.

Jen Klobnak: Let's see. This is Jen. I would say our -- it will depend, of course, ultimately on what our rate change is for 2023. So we're not anticipating a material change given we expect that the rate increases will continue to some extent, but there is some additional cost, obviously. So might be a point or 2 of retention, that's lower, but it's not going to be significant.

Operator: There are no further questions at this time. So I will turn the conference back over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes: Sure. Thank you all for joining us. Again, we think it was a good quarter, good year. We're just going to get back to work. Talk to you next quarter. We're just going to keep doing what we do. Thank you.

Operator: Ladies and gentlemen, if you wish to access the replay of this call you may need to do so by dialing 1 (866) 813-9403 with an ID of 67187. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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